CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-136606, 333-118200, and 333-150572 on Form S-8 of BorgWarner Inc. of our report dated June 3, 2008, appearing in this Annual Report on Form 11-K of the BorgWarner Employees Retirement Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Detroit, MI

June 3, 2008